Exhibit 10.1

EMPLOYMENT, CONFIDENTIALITY

AND PROPRIETARY RIGHTS AGREEMENT

This Employment, Confidentiality and Proprietary Rights Agreement (“Agreement”) is entered into as of the 1st day of July, 2024 (the “Effective Date”) by and between One World Products, Inc. (the “Company”), and Todd Peterson (the “Employee”).

WHEREAS, the Company desires to employ the Employee as the Chief Financial Officer of the Company in accordance with the terms and provisions of this Agreement, and the Employee desires to serve the Company in such capacity.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions contained herein, the parties hereto agree as follows:

1. Employment. The Company hereby employs the Employee, and the Employee hereby accepts employment by the Company, upon the terms and subject to the conditions set forth in this Agreement. Employee shall be employed as the Chief Financial Officer of the Company, and shall render such services and have such duties as are customary for such position, including, without limitation, those services and duties set forth in the Schedule attached hereto or as the Board of Directors or Chief Executive Officer of the Company may request from time to time.

2. Compensation. For the services rendered by Employee under this Agreement, the Company shall pay the Employee the compensation specified in the Schedule.

3. Term and Survivability. The term of this Agreement shall be for successive annual periods starting from the Effective Date and shall renew automatically at the end of each twelve-month term unless cancelled by either party upon not less than ten (10) day’s written notice prior to the end of the term. Upon termination of this Agreement the following sections of this Agreement shall survive such termination: Sections 3, 5, 6, 7, 8, 10, 11, 12 and 14.

4. Costs and Expenses of Employee’s Performance. Except as set forth on the Schedule, all costs and expenses of Employee’s performance hereunder shall be borne by the Employee.

5. Confidentiality. Employee agrees that Employee will not, except when required by applicable law or order of a court, during the term of this Agreement or thereafter, disclose directly or indirectly to any person or entity, or copy, reproduce or use, any Trade Secrets (as defined below) or Confidential Information (as defined below) or other information treated as confidential by the Company, known, learned or acquired by the Employee during the period of the Employee’s employment by the Company. For purposes of this Agreement, “Confidential Information” shall mean any and all Trade Secrets, knowledge, data or know-how of the Company, any of its affiliates or of third parties in the possession of the Company or any of its affiliates, and any nonpublic technical, training, financial and/or business information treated as confidential by the Company or any of its affiliates, whether or not such information, knowledge, Trade Secret or data was conceived, originated, discovered or developed by Employee hereunder. For purposes of this Agreement, “Trade Secrets” shall include, without limitation, any formula, concept, pattern, processes, designs, device, software, systems, list of customers, training manuals, marketing or sales or service plans, business plans, marketing plans, financial information, or compilation of information which is used in the Company’s business or in the business of any of its affiliates. Any information of the Company or any of its affiliates, which is not readily available to the public, shall be considered to be a Trade Secret unless the Company advises Employee in writing otherwise. Employee acknowledges that all of the Confidential Information is proprietary to the Company and is a special, valuable and unique asset of the business of the Company, and that Employee’s employment by the Company has created, creates and will continue to create a relationship of confidence and trust between the Employee and the Company with respect to the Confidential Information. Furthermore, Employee shall immediately notify the Company of any information, which comes to its attention, which might indicate that there has been a loss of confidentiality with respect to the Confidential Information. In such event, Employee shall take all reasonable steps within its power to limit the scope of such loss.

6. Return of the Company’s Proprietary Materials. Employee agrees to deliver promptly to the Company on termination of this Agreement for whatever reason, or at any time the Company may so request, all documents, records, artwork, designs, data, drawings, flowcharts, listings, models, sketches, apparatus, notebooks, disks, notes, copies and similar repositories of Confidential Information and any other documents of a confidential nature belonging to the Company, including all copies, summaries, records, descriptions, modifications, drawings or adaptations of such materials which Employee may then possess or have under its control. Concurrently with the return of such proprietary materials to the Company, Employee agrees to deliver to the Company such further agreements and assurances to ensure the confidentiality of proprietary materials.

7. Assignment of Proprietary Rights. Other than the Proprietary Rights (as defined below) listed on the Schedule attached hereto, if any, Employee hereby assigns and transfers to the Company all right, title and interest that Employee may have, if any, in and to all Proprietary Rights (whether or not patentable or copyrightable) made, conceived, developed, written or first reduced to practice by Employee, whether solely or jointly with others, during the period of Employee’s employment with the Company which relate in any way to the actual or anticipated business or research and development of the Company, or result from or are suggested by any task assigned to Employee or by any of the work Employee has performed or may perform for the Company. Employee acknowledges and agrees that the Company shall have all right, title and interest in, among other items, all research information and all documentation or manuals related thereto that Employee develops or prepares for the Company during the period of Employee’s employment by the Company and that such work by Employee shall be work made for hire and that the Company shall be the sole author thereof for all purposes under applicable copyright and other intellectual property laws. Other than the Proprietary Rights listed on the Schedule attached hereto, Employee represents and covenants to the Company that there are no Proprietary Rights relating to the Company’s business which were made by Employee prior to Employee’s employment by the Company. Employee agrees promptly to disclose in writing to the Company all Proprietary Rights in order to permit the Company to claim rights to which it may be entitled under this Agreement. With respect to all Proprietary Rights which are assigned to the Company pursuant to this Section 7, Employee will assist the Company in any reasonable manner to obtain for the Company’s benefit patents and copyrights thereon in any and all jurisdictions as may be designated by the Company, and Employee will execute, when requested, patent and copyright applications and assignments thereof to the Company, or other persons designated by the Company, and any other lawful documents deemed necessary by the Company to carry out the purposes of this Agreement. Employee will further assist the Company in every way to enforce any patents, copyrights and other Proprietary Rights of the Company. “Proprietary Rights” means any ideas, concepts, information, materials, processes, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, other copyrightable works, and techniques and all Intellectual Property Rights in any of the items listed above. The term “Intellectual Property Rights” means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country.

8. Trade Secrets of Others. Employee represents to the Company that its performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information or trade secrets acquired by Employee in confidence or in trust prior to his employment by the Company, and Employee will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to others. Employee agrees not to enter into any agreement, either written or oral, in conflict with this Agreement.

9. Other Obligations. Employee acknowledges that the Company, from time to time, may have agreements with other persons which impose obligations or restrictions on the Company regarding proprietary rights made or developed during the course of work hereunder or regarding the confidential nature of such work. Employee agrees to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of the Company hereunder.

10. Non-Solicit. Employee will not, during the term this Agreement and for one year thereafter, directly or indirectly (whether as an owner, partner, shareholder, agent, officer, director, employee, independent contractor, consultant, or otherwise) with or through any individual or entity: (i) employ, engage or solicit for employment any individual who is, or was at any time during the twelve-month period immediately prior to the termination of this Agreement for any reason, an employee of the Employee, or otherwise seek to adversely influence or alter such individual’s relationship with the Employee; or (ii) solicit or encourage any individual or entity that is, or was during the twelve-month period immediately prior to the termination of this Agreement for any reason, a customer or vendor of the Employee to terminate or otherwise alter his, her or its relationship with the Employee or any of its affiliates.

11. Equitable Remedies. In the event of a breach or threatened breach of the terms of this Agreement by Employee, the parties hereto acknowledge and agree that it would be difficult to measure the damage to the Company from such breach, that injury to the Company from such breach would be impossible to calculate and that monetary damages would therefore be an inadequate remedy for any breach. Accordingly, the Company, in addition to any and all other rights which may be available, shall have the right of specific performance, injunctive relief and other appropriate equitable remedies to restrain any such breach or threatened breach without showing or proving any actual damage to the Company.

12. Governing Law. This Agreement shall be governed, construed and interpreted in accordance with the internal laws of the State of Nevada. In the event a judicial proceeding is necessary, the sole forum for resolving disputes arising under or relating to this Agreement are the federal and State courts located in Las Vegas, Nevada and all related appellate courts, and the parties hereby consent to the jurisdiction of such courts, and that venue shall be in Las Vegas, Nevada.

13. Entire Agreement: Modifications and Amendments. The terms of this Agreement are intended by the parties as a final expression of their agreement with respect to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement. The Schedule referred to in this Agreement is incorporated into this Agreement by this reference. This Agreement may not be modified, changed or supplemented, nor may any obligations hereunder be waived or extensions of time for performance granted, except by written instrument signed by the parties or by their agents duly authorized in writing or as otherwise expressly permitted herein.

14. Attorney Fees. Should any party institute any action or proceeding to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in connection with such action or proceeding.

15. Prohibition of Assignment. This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by Employee without the prior written consent of the Company. Any assignment of rights or delegation of duties or obligations hereunder made without such prior written consent shall be void and of no effect.

16. Binding Effect: Successors and Assignment. This Agreement and the provisions hereof shall be binding upon each of the parties, their successors and permitted assigns.

17. Validity. This Agreement is intended to be valid and enforceable in accordance with its terms to the fullest extent permitted by law. If any provision of this Agreement is found to be invalid or unenforceable by any court of competent Jurisdiction, the invalidity or unenforceability of such provision shall not affect the validity or enforceability of all the remaining provisions hereof.

18. Notices. All notices and other communications hereunder shall be in writing and, unless otherwise provided herein, shall be deemed duly given if delivered personally or by telecopy or mailed by registered or certified mail (return receipt requested) or by Federal Express or other similar courier service to the parties at the following addresses or (at such other address for the party as shall be specified by like notice).

(i) If to the Company:

One World Products, Inc.

6605 Grand Montecito Pkwy, Suite 100

Las Vegas, NV 89149

KennethP@owpv.com

(ii) If to the Employee:

Todd Peterson

________________

Las Vegas, Nevada 89129

email: Todd@KSNE2Enterprises.com

Any such notice, demand or other communication shall be deemed to have been given on the date personally delivered or as of the date mailed, as the case may be.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date written above.

ONE WORLD PRODUCTS, INC.

By:	/s/ Isiah L. Thomas, III
Name:	Isiah L. Thomas, III
Title:	Chief Executive Officer

EMPLOYEE:

By:	/s/ Todd Peterson
Todd Peterson
Title:	Chief Financial Officer

Schedule

1.	DUTIES

The Employee shall have the titles CFO, Treasurer and Secretary with duties and responsibilities commensurate with such titles of a publicly-reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall be responsible for the following:

a)	Preparation of the Company’s financial statements
b)	Oversight and management of the Company’s accounting function
c)	Oversight of the Company’s internal controls
d)	Review of contracts and agreements
e)	Act as Company point person in connection with auditor quarterly reviews and annual audits
f)	Be primarily responsible for timely filing of all required periodic reports under the Exchange Act
g)	Perform additional duties from time to time as reasonable requested by email from the Chief Executive Officer

2.	SCHEDULE AND COMMITMENT OF TIME:

Employee will work a minimum of 20 hours per week. Work need not be performed at Company offices unless reasonably requested by the Company’s Chief Executive Officer.

3.	REPORTING SCHEDULE:

Employee shall report to the Chief Executive Officer and Board of Directors.

4.	COMPENSATION AND PAYMENT TERMS:

The Employee shall be paid $8,000 per month for the above services in accordance with the Company’s regular payroll practices.

In addition, Employee will be granted $15,000 on the fifth calendar day prior to the last day of each fiscal quarter (“Grant Date”) to be paid in cash or shares of the Company’s common stock at the Company’s option whereas the number of shares is to be determined based on the closing stock price on the Grant Date, commencing with the first issuance on September 25, 2024 (“Stock Consideration”). Upon termination of employment, the Stock Consideration will be pro-rated and determined based on the closing stock price on the Termination Date.

In addition, Employee will be granted a signing bonus of 250,000 shares of the Company’s common stock (the “Bonus Shares”) on July 1, 2024. With respect to the Bonus Shares, Employee represents as follows:

(a) Employee is acquiring the Bonus Shares for Employee’s own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act of 1933, as amended (the “1933 Act”). Employee agrees not to sell, hypothecate or otherwise transfer the Bonus Shares issued to Employee hereunder, unless the Bonus Shares are registered under the federal and applicable state securities laws or unless, in the opinion of counsel satisfactory to the Company, an exemption from such law is available;

(b) Employee understands that: (1) the Bonus Shares have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, or (B) Employee shall have delivered to the Company an opinion of counsel, in a generally acceptable form, to the effect that the Bonus Shares to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration requirements; (2) any sale of the Bonus Shares made in reliance on Rule 144 under the 1933 Act (or a successor rule thereto) (“Rule 144”) may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Bonus Shares under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (3) except as otherwise set forth in this Agreement, neither the Company nor any other person is under any obligation to register such securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. There can be no assurance that there will be any market for the Bonus Shares issued to Employee hereunder;

(c) Employee understands that the certificates or other indicia of ownership representing the Bonus Shares shall bear a restrictive legend in substantially the following form:

THESE SECURITIES HAVE BEEN ISSUED IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION AFFORDED BY SECTION 4(a)(2) OF THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED WITHOUT AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION TO THE EFFECT THAT ANY SUCH PROPOSED TRANSFER IS IN ACCORDANCE WITH ALL APPLICABLE LAWS, RULES AND REGULATIONS;

(d) Employee has received and reviewed in their entireties this Agreement and each representation, warranty and covenant set forth herein, as well as all due diligence and other information, including the SEC Filings, necessary to verify the accuracy and completeness of such representations, warranties and covenants. In addition, Employee has received answers to all questions regarding an investment in the Employee and Employee has relied on the information contained therein and have not been furnished any other documents, literature, memorandum or prospectus; and

(e) Consultant is not relying on any statements or representations of the Company or any of its agents for legal, tax or investment advice with respect to this investment in the Bonus Shares, the transactions contemplated by this Agreement or the securities laws of any jurisdiction.

5.	EXPENSES:
All expenses shall be pre-approved in advance by Company in order to qualify for reimbursement. An email authorization by an officer of Company shall be deemed valid for this approval.